UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2004

Date of Report (Date of earliest event reported)

SIEBEL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20725	94-3187233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, CA   94404
(Address of principal executive offices, including zip code)

(650) 477-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Siebel Systems, Inc. adopted the Siebel Systems, Inc. Nonqualified Deferred Compensation Plan (the "Plan"), effective September 1, 2004.

Under the Plan, Siebel Systems, Inc. will provide employees who are eligible to participate in the Plan with the opportunity to defer a specified percentage of their cash compensation. The amount of compensation to be deferred by each participating employee (each, a "Participant") will be based on elections by each Participant.

Under the Plan, Siebel Systems will be obligated to deliver on a future date deferred compensation credited to a Participant's account, adjusted for any positive or negative investment results from investment alternatives selected by the Participant under the Plan (each, an "Obligation" and collectively, the "Obligations"). The Obligations are unsecured general obligations of Siebel Systems and rank in parity with other unsecured and unsubordinated indebtedness of Siebel Systems. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

Each Obligation will be payable in cash, commencing upon a Participant's termination of employment with Siebel Systems (including terminations due to disability or death) and will be distributed in the form of a lump sum payment or in up to five annual installments, depending upon the age of the Participant at the time of termination and, if applicable, the election made by such Participant. In addition, Participants may be entitled to receive payments through certain hardship withdrawals, previously scheduled withdrawals, withdrawals upon imposition of a penalty, and withdrawals upon a change in control of Siebel Systems. Siebel Systems may enter into a trust agreement with a trustee under the Nonqualified Deferred Compensation Trust established in conjunction with the Plan (the "Trust"). The amounts allocated to such Trust and resulting earnings would be used to satisfy the Obligations of Siebel Systems under the Plan. Any such Trust shall be a "grantor trust" for state and federal income tax purposes. However, the Plan would remain unfunded and the assets of the Trust would at all times be subject to the claims of the general creditors of Siebel Systems.

Siebel Systems can amend or terminate the Plan at any time, but no such action shall retroactively impair or otherwise adversely affect a Participant's rights under the Plan that have accrued prior to the date of such action. Siebel Systems' Board of Directors or the Compensation Committee may determine that a Participant shall no longer be a Participant in the Plan and whether such Participant's benefits shall be (i) paid to the Participant as soon as administratively feasible following such termination of participation or (ii) held in the Plan and paid in accordance with the most recent election of the Participant on file with the Plan Committee or its designee.

If there is a change in control of Siebel Systems and the successor employer, by resolution of its board of directors, elects not to continue to sponsor the Plan, then the Plan shall terminate and the Obligations to each Participant, whether such Participant is receiving installment payments or not, shall be paid to the Participant in a single lump sum payment in accordance with the Plan.

The Plan is attached as Exhibit 10.1 to this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBEL SYSTEMS, INC.

(Registrant)

Dated: September 7, 2004

By:	/s/ Kenneth A. Goldman

Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

 Number                                Description
10.1	Siebel Systems, Inc. Nonqualified Deferred Compensation Plan.